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                                 EXHIBIT (c)(4)



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                                PLEDGE AGREEMENT
          THIS PLEDGE AGREEMENT ("Agreement") is made as of July 6, 1995 by and between GEOTEK COMMUNICATIONS, INC., a Delaware corporation ("Geotek" or the "Pledgor"), and IBJ SCHRODER BANK & TRUST COMPANY, a New York banking corporation, and its successors or nominees, as collateral agent (the "Collateral Agent").

                                    RECITALS
          A. Geotek and the Collateral Agent are parties to an Indenture dated as of the date hereof (as the same may be amended, modified, extended or replaced from time to time, the "Indenture").

          B. The Pledgor is the legal and beneficial owner of all of the Pledged Securities (as hereinafter defined), which consists of the capital stock issued by the Pledgor's subsidiaries listed in Schedule I hereto (collectively, the "Issuer"), as such Schedule may be amended from time to time.

          C. The execution and delivery of this Agreement by Pledgor is a condition precedent to the issuance of the Securities under the Indenture.

          NOW, THEREFORE, for good and valuable consideration received, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             ARTICLE 1. DEFINITIONS
          1.1 Terms Defined in Indenture. Capitalized terms used in this Agreement without definition have the meanings set forth in the Indenture.

          1.2 Other Definitions. The following terms used in this Agreement have the meanings set forth below:

               (a) "Acquisition Agreement" means the Acquisition Agreement dated April 6, 1995, as amended, which provides for the acquisition by EGAC of Geotek's interests in Speech Design and Bogen.

               (b)  "EGAC" means European Gateway Acquisition Corporation.

               (c) "Permitted Pledge Agreement Indebtedness" means any of the following: (i) Indebtedness permitted to be incurred pursuant to clauses (b), (c), (e), (f), (g), (h) and (n) of the second paragraph of
     Section 4.08 of the Indenture entitled "Limitation on Indebtedness";
     (ii) Indebtedness of a Pledged Company owed to and held by Geotek or another Pledged Company, to the extent provided for in clause (d) of
     Section 4.08 of the Indenture entitled "Limitation on Indebtedness";
     (iii) Indebtedness incurred to finance the construction or acquisition of Telecommunications Assets to be utilized in Germany in an aggregate amount at any time not exceeding DM 15,000,000 at any time on or prior to the second anniversary of the Indenture and, thereafter
     DM 30,000,000; (iv) Indebtedness existing or incurred pursuant to lines of credit in existence on the date of the Indenture; (v) Indebtedness of PowerSpectrum incurred in connection with government sponsored programs, in an aggregate outstanding amount at any time not exceeding $10,000,000; (vi) Indebtedness incurred by a joint venture contemplated by clause (k) of the definition of "Permitted Investments" contained in the Indenture; and (vii) Indebtedness incurred to finance the construction or acquisition of Telecommunications Assets, to the extent used in connection with the construction or operation of a digital network, to be utilized in the United Kingdom in an aggregate amount at any time not exceeding L 8,000,000. For purposes of determining whether Indebtedness constitutes Permitted Pledge Agreement Indebtedness, in the event that Indebtedness meets the criteria of more than one of the types of Permitted Pledge Agreement Indebtedness described in the above clauses, Geotek, in its sole discretion, shall classify such Indebtedness and only be required to include the amount and type of such Permitted Pledge Agreement Indebtedness in one of such clauses.

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               (d)  "Permitted Pledge Agreement Liens" shall mean (i) Liens permitted by Section 4.10 of the Indenture entitled "Limitation on Liens", other than Liens permitted by clauses (iv), (v) and (vi) of the proviso thereto; (ii) Liens contemplated by clauses (iv) and (v) of the proviso to Section 4.10 of the Indenture entitled "Limitation on Liens", except that references therein to the Indenture shall be deemed, for purposes hereof, to refer only to the Pledge Agreements and references therein to Subsidiaries shall be deemed, for purposes hereof, to refer only to the Pledged Companies; (iii) Liens contemplated by clauses (a),
     (b), (c), (d), (e), (f), (g), (h), (j), (l), (m) and (n) of the
     definition of "Permitted Liens" contained in the Indenture; and (iv) Liens contemplated by clause (i) of the definition of "Permitted Liens" contained in the Indenture, to the extent incurred by a Pledged Company, and to the extent that such property or assets are first transferred to such Pledged Company.

               (e) "Pledge Agreements" means this Agreement and all other Pledge Agreements as defined in and entered into pursuant to the Indenture.

               (f) "Pledged Companies" means (a) National Band Three Limited, (b) all of Geotek's direct subsidiaries that, on the date of this Agreement, directly or indirectly hold U.S. 900 MHz licenses, including, without limitation, PowerSpectrum, Inc., (c) Geotek Communications GmbH, (d) all of Geotek's direct subsidiaries that own Geotek's indirect interest in Bogen Corporation, including, without limitation, U.S.I. Venture Corp., Geotek Acquisition Corp. and Geotek Subsidiary Industries, Inc., (e) EGAC (at such time as it becomes a subsidiary of Pledgor) and (f) any subsidiary, the Capital Stock of which is required to be pledged as security for the Securities pursuant to the covenant contained in Section 4.1.10 of this Agreement entitled "Additional Subsidiary Pledges."

               (g) "Pledged Securities" means the shares of stock and other securities, if any, as described in Schedule I annexed hereto as such Schedule may be amended, together with all stock certificates, options or rights of any nature which may be issued or granted by the Issuer to the Pledgor while this Agreement is in effect.


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               (h)  "Proceeds" means all "proceeds" as such term is defined in Section 9-306(1) of the UCC (as hereinafter defined) on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions with respect thereto.

               (i) "Qualified GEONET Subscriber" means a user of GEONET services who generates at least $28.00 in monthly billings for the two most recently completed consecutive billing months.

               (j) "Secured Obligations" means all presently existing or hereafter arising indebtedness, debts, obligations, agreements, liabilities, covenants and performance of Pledgor, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, under, arising out of or in connection with the Indenture, the Securities and the Pledge Agreements, as the same may be amended, modified, extended or replaced from time to time, including without limitation, the entire principal of and interest (including, all accrued and unpaid interest and any interest which, but for the provision of the Bankruptcy Law, would have accrued) under the Securities and all fees, costs and expenses, whether primary, secondary, direct, contingent, fixed or otherwise, heretofore, now and/or from time to time hereafter owing, due or payable under any of the Transaction Documents. Notwithstanding the foregoing, Secured Obligations shall not include any indebtedness, debts, obligations, agreements, liabilities, covenants and performance of Pledgor under, arising out of or in connection with
     (i) the Warrant Agreement of even date herewith by and between Pledgor and IBJ Schroder Bank & Trust Company, as warrant agent, or the Warrants issued pursuant thereto, (ii) the Registration Rights Agreement or
     (iii) the Warrant Share Registration Rights Agreement of even date herewith by and between Geotek and the Initial Purchaser.

               (k)  "Speech Design" means Speech Design GmbH.

               (l) "Transaction Documents" means the Pledge Agreements, the Indenture and the Securities.

          1.3 UCC Terms. Unless otherwise defined in this Agreement or the Indenture, or unless the context otherwise requires, all terms used in this Agreement which are defined in the Uniform Commercial Code ("UCC") shall have the meanings given in the UCC as adopted and from time to time in effect in New York.

                    ARTICLE 2. PLEDGE, SECURITY INTEREST AND
                            DELIVERY OF CERTIFICATES
          2.1 Pledge. In order to secure the full and punctual payment of the Secured Obligations, Pledgor hereby pledges, hypothecates, assigns, transfers, sets over and delivers to the Collateral Agent (on behalf of the holders of the Securities), and grants to the Collateral Agent (on behalf of the holders of the Securities) a first priority security interest in all of the Pledgor's right, title, interest, claims, powers and privileges in, to and under the following (collectively, "Pledged Collateral"):

               (a)  the Pledged Securities;

               (b) all securities delivered under this Agreement by Pledgor to the Collateral Agent in substitution for or in addition to the Pledged Securities;

               (c) all certificates, instruments and documents evidencing any of the foregoing, and all entries on the books of any financial intermediary pertaining to the Pledged Securities;

               (d) subject to Section 2.5 hereof, all cash, securities, dividends, warrants, options and other property at any time or from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing; and

               (e) all Proceeds of any of the foregoing (unless such Proceeds are permitted to be released to Pledgor in accordance with the terms of the Indenture or this Agreement prior to the occurrence of an Event of Default).


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          2.2  Security Agreement.  This Agreement constitutes a security agreement under the UCC. The Collateral Agent's rights and remedies under this Agreement are in addition to and cumulative with all of the Collateral Agent's rights and remedies under all of the other Transaction Documents.

          2.3 Delivery of Certificates For Pledged Securities. Concurrently herewith, Pledgor has delivered to the Collateral Agent, share certificates evidencing all of the Pledged Securities, duly endorsed in blank or accompanied by proper instruments of assignment or transfer (including, without limitation, undated stock powers executed in blank with signatures appropriately guaranteed).

          2.4 Delivery of Other Certificates. Promptly upon receipt by Pledgor and whether or not requested by the Collateral Agent, Pledgor shall from time to time deliver to the Collateral Agent, all share certificates evidencing any of the Pledged Collateral and hereafter received by Pledgor, duly endorsed in blank or accompanied by proper instruments of assignment or transfer duly executed in blank.

          2.5 Pledgor's Voting Rights, Etc. Until notice is received by Pledgor from the Collateral Agent after an Event of Default shall have occurred and be continuing:

               (a) Pledgor shall be entitled to exercise any and all voting rights and to give consent, ratification and waivers with respect to or pertaining to any of the Pledged Collateral for any purpose not inconsistent with the terms of this Agreement or the Indenture;

               (b) Pledgor shall be entitled to receive and retain dividends and interest payable upon the Pledged Collateral; provided, however, that any and all (i) dividends, interest and other distributions paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Securities, (ii) dividends, interest and other distributions paid or payable in cash in respect of any Pledged Securities (other than out of surplus or net profits for the fiscal year in which declared and/or the preceding fiscal years) in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital or paid-in-surplus, and (iii) except as otherwise provided in this Agreement, cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Securities, shall be, and shall be forthwith delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of Pledgor, and be forthwith delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement);

               (c) The Collateral Agent shall execute and deliver (or cause to be executed and delivered) to Pledgor all such proxies and other instruments as Pledgor may reasonably request for the purpose of enabling Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to paragraph (a) above and to receive the dividends and other distributions which it is authorized to receive and retain pursuant to paragraph (b) above; and

               (d) The rights of the Collateral Agent hereunder shall not be conditioned or contingent upon the pursuit by the Collateral Agent of any right or remedy against the Pledgor, any Issuer or any obligor or against any other Person which may be or become liable in respect of all or any part of the Secured Obligations or against any other collateral security therefor, guaranty thereof or right of offset with respect thereto.


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          2.6  No Obligations Undertaken.  Nothing contained in this
Agreement shall relieve Pledgor of, or except as otherwise expressly provided in this Agreement or the Indenture, impose on the Collateral Agent, any obligation or liability with respect to the Pledged Collateral. The Collateral Agent shall not have any duty or responsibility for (a) taking action with respect to calls, conversions, exchanges, maturities tenders or other matters relating to any of the Pledged Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against third parties or pertaining to the Pledged Collateral. The Collateral Agent may rely on any information provided to it by any accountants or advisors of Pledgor or of Collateral Agent in acting hereunder.

                   ARTICLE 3. REPRESENTATIONS AND WARRANTIES

          3.1 Pledged Securities. The Pledged Securities constitute all the issued and outstanding shares of all classes of the capital stock of each Issuer owned by Pledgor, are validly issued, fully paid and non-assessable and are not subject to any restriction on alienation or transfer (including, without limitation, any transfer restrictions under any shareholder or similar agreements) other than pursuant to this Agreement and applicable securities and telecommunications laws.

          3.2 Title. Pledgor is the legal and beneficial owner of all right, title and interest in, to and under the Pledged Securities, and, except for 75,000 shares of EGAC common stock to be hereafter acquired by Pledgor, there are no outstanding rights (including, without limitation, rights of first offer or refusal), options, warrants, conversion rights or other commitments or agreements for the purchase or acquisition of the Pledged Securities.

          3.3 No Liens or Prior Pledges. Pledgor has not granted any other security interest in or made any prior pledges of any of the Pledged Collateral, except which was previously released, terminated and fully extinguished, and the Pledged Collateral is (and as to any of the Pledged Collateral hereafter acquired, will be upon acquiring same) free of all liens, pledges, security interests and encumbrances other than those in favor of the Collateral Agent, except for an option to be granted to certain members of management of EGAC to purchase from Pledgor up to 75,000 shares of EGAC common stock.

          3.4 Authority, Etc. Pledgor has all requisite corporate power and authority to execute and deliver this Agreement, and all necessary action has been taken to duly authorize Pledgor's execution, delivery and performance of this Agreement. The execution, delivery and performance of this Agreement by Pledgor will not result in (a) a default under any contract, agreement or instrument to which Pledgor is a party or by which Pledgor is bound, or (b) a violation of any statutes, laws, rules or regulations (the "Legal Requirements") applicable to Pledgor, except for such defaults or violations which would not have a material adverse effect on Pledgor and its subsidiaries taken as a whole or the Pledged Collateral. This Agreement is the legal, valid and binding obligation of Pledgor enforceable against Pledgor in accordance with its terms, except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or general principles of equity.

          3.5  Government Approvals.  Except as otherwise provided in Section
5.4 hereof, no approval or action by, and no notice to, any governmental authority or regulatory body is required in connection with the execution, delivery and performance of this Agreement by Pledgor, except as may be required under applicable securities laws and except as may be required by the Federal Communications Commission (the "FCC") under certain circumstances.


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          3.6  Filings, Consents and Perfection.  No filings are necessary for the perfection of the security interest granted in the Pledged Securities, and all necessary consents of third parties to the granting of such security interest and the execution, delivery and performance of this Agreement have been duly obtained. Upon possession (and assuming continued possession thereof) of the Pledged Securities, the Collateral Agent will have a valid, perfected, first priority security interest in all of Pledgor's right, title, interest, claims, powers and privileges in, to and under the Pledged Securities.

          3.7 Name. The correct legal name of Pledgor is as set forth in the preamble to this Agreement.

          3.8  Chief Executive Office.  The address for Pledgor set forth in
Section 7.1 is the location of Pledgor's chief executive office.

          3.9 Accuracy. All information set forth herein relating to the Pledged Collateral is accurate and complete in all material respects.

          3.10 Regulations. The pledge of the Pledged Collateral constituting margin stock pursuant to this Agreement does not violate Regulations G or U or any other regulations of the Board of Governors (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System) or any other material Legal Requirements, except for such violations which would not have a material adverse effect on Pledgor and its subsidiaries taken as a whole or the Pledged Collateral.

                              ARTICLE 4. COVENANTS

          4.1 Covenants of Pledgor. Pledgor hereby covenants and agrees to and with the Collateral Agent as follows:

               4.1.1 Maintenance of Security Interests. Pledgor shall from time to time execute and deliver to the Collateral Agent such financing statements, continuation statements, financing statement amendments or other filings or documents, and take such other steps, as the Collateral Agent may reasonably require to further assure to the Collateral Agent its rights under this Agreement.

               4.1.2 No Other Pledge or Liens. Pledgor shall not permit the Pledged Companies (other than EGAC) and their direct and indirect subsidiaries (including any entities controlled by a Pledged Company through the ownership of voting securities, by contract or otherwise) to, directly or indirectly, create, incur, permit to exist, pledge or grant a security interest in, or Lien on, any of their respective properties, assets or proceeds therefrom (except for Permitted Pledge Agreement Liens). Except as otherwise provided herein or in the Indenture, Geotek shall maintain and defend the Pledged Collateral (and the collateral pledged to the Collateral Agent pursuant to the other Pledge Agreements), and, shall cause the Pledged Companies (other than EGAC) and their direct and indirect subsidiaries (including any entities controlled by a Pledged Company (other than EGAC) through the ownership of voting securities, by contract or otherwise) to maintain and defend their respective properties, assets and proceeds therefrom against any adverse claims (other than Permitted Pledge Agreement Liens). If Geotek shall have (i) 50,000 Qualified GEONET Subscribers at the end of the most recently completed billing month and (ii) positive Operating Cash Flow in any two of its GEONET markets for the most recently completed fiscal quarter, Geotek may, to the extent otherwise permitted in this Agreement and the Indenture, grant a security interest, that is equal and ratable to the security interest granted to the Collateral Agent, in the Pledged Collateral consisting of capital stock of Pledged Companies that, directly or indirectly, hold, or hold any rights in, Licenses for U.S. 900 MHz radio channels; provided that such security interest shall not secure Indebtedness in an amount in excess of the product of $1,500 and the number of Qualified GEONET Subscribers as of the end of the most recently completed billing month.


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               4.1.3  Indebtedness.  Pledgor shall not permit the Pledged
Companies (other than EGAC) and their direct and indirect subsidiaries (including any entities controlled by a Pledged Company (other than EGAC) through the ownership of voting securities, by contract or otherwise) to directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable (contingently or otherwise) for any Indebtedness (including, without limitation, any Acquired Indebtedness) other than Permitted Pledge Agreement Indebtedness; provided that the aggregate outstanding Indebtedness of the Pledged Companies (excluding Indebtedness owed to other Pledged Companies or Geotek and Indebtedness of
EGAC) at any time shall not exceed $62,000,000.

               4.1.4 No Transfers. Except pursuant to the terms of this Agreement or the Indenture (including, without limitation, transactions contemplated by Section 7.14 hereof), Pledgor shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, the Pledged Collateral (or the collateral pledged to the Collateral Agent pursuant to the other Pledge Agreements). Notwithstanding the foregoing, Pledgor shall be permitted to grant options covering up to 75,000 shares of common stock of EGAC hereafter acquired by Pledgor to certain members of management of EGAC.

               4.1.5 Removal of Certain Legends. In the event any of the certificates delivered by Pledgor to the Collateral Agent under Article 2 of this Agreement bears any legend purportedly restricting transferability of the Pledged Securities evidenced by such certificates (other than legends with respect to restrictions imposed under applicable securities laws), Pledgor shall, at the request of the Collateral Agent, use reasonable efforts to obtain and deliver to the Collateral Agent certificates which do not bear any legends (other than legends with respect to restrictions imposed under applicable securities laws).

               4.1.6 Change of Name. Upon any change of Pledgor's legal name or location of its chief executive office, Pledgor shall notify the Collateral Agent twenty (20) days prior to such change in writing and shall take such action as the Collateral Agent may reasonably request to assure to the Collateral Agent the continued perfection of the security interest granted under this Agreement.

               4.1.7 Notices. Pledgor will provide the Collateral Agent with any and all notices or material items received by Pledgor relating to the Pledged Securities.

               4.1.8 Covenants in Indenture. Subject to Section 7.15 hereof, Pledgor agrees to comply (and to cause the Pledged Companies to comply) with all covenants and agreements with respect to such person set forth in the Indenture.

               4.1.9 EGAC Shares. Pledgor covenants and agrees that, upon the consummation of the acquisition by EGAC of Geotek's interest in Bogen and Speech Design pursuant to the Acquisition Agreement, the Pledgor shall pledge to the Collateral Agent all of the Capital Stock of EGAC owned by Geotek at such time and such Capital Stock shall automatically constitute Pledged Securities hereunder.

               4.1.10 Additional Subsidiary Pledges. (a) Pledgor covenants and agrees that if Geotek transfers the Capital Stock of any Pledged Company to any person in exchange for Capital Stock of such person (including pursuant to a transaction described in clause (k) of the definition of "Permitted Investments" contained in the Indenture) ("Non-Pledged Stock"), or any Pledged Company transfers or causes to be transferred, directly or indirectly, in one or a series of related transactions, property or assets (including, without limitation, businesses, divisions, real property, assets or equipment) having a fair market value (as determined in good faith by the board of directors of Geotek evidenced by a resolution of the board of directors of Geotek set forth in an Officers' Certificate delivered to the Collateral Agent) exceeding $2.0 million to such person or any subsidiary of Geotek that is not a Pledged Company, then Geotek shall (a) enter into a pledge agreement (or an amendment to this Agreement) in order to pledge all of such Non-Pledged Stock or the outstanding Capital Stock of such subsidiary, as the case may be, owned by Geotek as security to the Collateral Agent for the benefit of the holders of the Securities and (b) deliver to the Collateral Agent an Opinion of Counsel reasonably satisfactory to the Collateral Agent that such pledge agreement (or amendment to this Agreement) has been duly authorized, executed and delivered, is enforceable and creates a valid and perfected first priority security interest in such Non-Pledged Stock or Capital Stock; provided, however, that the provisions of this
Section 4.1.10 will not apply to (A) transfers of property or assets (other than cash) by a Pledged Company to Geotek or a subsidiary that is not a Pledged Company in exchange for cash in an amount equal to the fair market value (as determined in good faith by the board of directors of Geotek evidenced by a resolution of the board of directors of Geotek set forth in an Officers' Certificate delivered to the Collateral Agent) of such property or assets or (B) Restricted Payments and Investments (other than a Permitted Investment within the meaning of clause (k) of the definition of "Permitted Investments" contained in the Indenture) permitted by the Indenture.

               (b) In the event that any Pledged Company transfers or causes to be transferred to any person directly or indirectly, in one or a series of related transactions, property or assets (including, without limitation, businesses, divisions, real property, assets or equipment) having a fair market value (as determined in good faith by the board of directors of Pledgor evidenced by a resolution of the board of directors of Pledgor and set forth in an Officers' Certificate delivered to the Collateral Agent) exceeding $2.0 million to any such person, the Net Cash Proceeds resulting from the sale or other disposition of such property or assets shall, to the extent permitted by law, be immediately deposited in the Collateral Account (as hereinafter defined) and Pledgor shall cause any non-cash proceeds from such sale or other disposition (including securities) received by Pledgor or a subsidiary to immediately become subject to a first priority perfected Lien in favor of the Collateral Agent. Any Net Cash Proceeds resulting from such sale or disposition shall be required to be applied in accordance with
     Section 7.14 hereof.

               (c) Notwithstanding any other provision contained herein, if Pledgor transfers any FCC license to any wholly-owned subsidiary of Pledgor that is not a Pledged Company, all of the Capital Stock of such subsidiary shall be pledged to the Collateral Agent as additional Pledged Collateral.

                        ARTICLE 5. DEFAULT AND REMEDIES

          5.1 Remedies. Subject to the receipt of any necessary approvals from the FCC (as more particularly described in Section 5.4) or similar foreign agency (and to the extent permitted by law), after the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have, in addition to any other rights or remedies the Collateral Agent may have under the Indenture or any of the other Transaction Documents or at law or in equity or otherwise, any or all of the following rights and remedies:

               5.1.1 Rights of Secured Party. The Collateral Agent may exercise all of the rights and remedies of a secured party under the UCC and under any other applicable laws.

               5.1.2 Exercise of Rights Under Pledged Collateral. Pledgor's rights under Section 2.5 shall automatically terminate, and the Collateral Agent may exercise any or all of Pledgor's rights in respect of the Pledged Collateral, including without limitation the right to vote any or all of the shares included in the Pledged Collateral and to receive all cash or other distributions in respect of such shares. Any cash or other distributions in respect of the Pledged Collateral received by Pledgor after the occurrence and during the continuance of an Event of Default shall be held in trust for the Collateral Agent and promptly paid over to the Collateral Agent. Pledgor agrees to execute any document or instrument reasonably required by the Collateral Agent to effect the foregoing.

               5.1.3 Sale of Pledged Collateral. The Collateral Agent may sell any or all of the Pledged Collateral by public or private sale or at any broker's board or on any securities exchange. The following provisions shall apply with respect to any such sale:

                    (a) any such sale may be for cash, upon credit or for future delivery, as the Collateral Agent in its sole discretion shall deem appropriate;

                    (b) to the extent permitted by applicable law, the Collateral Agent may, in its sole discretion, restrict the prospective bidders or purchasers to a limited number of sophisticated investors who represent and agree that they are purchasing for their own account for investment and not with a view to distribution or resale, and any purchaser of any of the Pledged Collateral shall hold same free from any claim or right on the part of Pledgor;

                    (c) at any such sale the Collateral Agent may, to the extent permitted by applicable law, bid for or purchase any or all of the Pledged Collateral, free from any claim or right on the part of Pledgor, and upon compliance with the terms of sale, may to the extent permitted by applicable law, hold, retain and dispose of same without further accountability therefor;

                    (d) the Collateral Agent shall give to Pledgor at least 10 days' written notice of any such sale, which is hereby agreed to be reasonable notice;

                    (e) any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix in the notice of such sale;

                    (f) at any such sale, any of the Pledged Collateral may be sold in one lot or in separate parcels as the Collateral Agent may in its sole discretion determine;

                    (g) the Collateral Agent shall not be obligated to make any sale of any or all of the Pledged Collateral regardless of the fact that notice of sale may have been given, and, to the extent permitted by applicable law, the Collateral Agent may, without notice or publication, adjourn any such sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and, to the extent permitted by applicable law, such sale may without further notice be made at the time and place to which the same shall have been so adjourned;

                    (h) in the event that the sale of any or all of the Pledged Collateral is made on credit or for future delivery, the Secured Obligations shall be reduced at the time of such payment by the full amount thereof. The Pledged Collateral shall be retained by the Collateral Agent until the selling price is paid. The Collateral Agent shall incur no liability should purchaser not pay for the Pledged Collateral. In such event, the Pledged Collateral may be resold as herein provided;

                    (i) in the event compliance with any federal or state laws or foreign law of pledges is required in connection with any such sale, Pledgor shall take all reasonable steps as may be reasonably required to enable the Collateral Agent to effect any such sale of any or all of the Pledged Collateral in compliance with such federal or state laws or foreign law of pledges; provided, however, that Pledgor shall not be required to register the Pledged Securities under the Securities Act of 1933, as amended (or any similar foreign law);

                    (j) Pledgor acknowledges and agrees that compliance with any such federal or state laws or foreign law of pledges may severely impair the Collateral Agent's ability to promptly dispose of any or all of the Pledged Collateral, and thereby agrees that, notwithstanding the existence of a public or private market upon which the quotation or sales prices for any or all of the Pledged Collateral may exceed substantially the price at which the Collateral Agent sells same, it would be commercially reasonable for the Collateral Agent to:

                         (1) sell all or any part of the Pledged Collateral to a purchaser without soliciting purchasers even if a higher price could have been obtained pursuant to a broader solicitation;

                         (2) place all or any part of the Pledged Collateral with an investment banking firm for sale by private placement; or

                         (3) sell all or any part of the Pledged Collateral to an investment banking firm for its own account if otherwise commercially reasonable.

               5.1.4 Judicial Foreclosure. The Collateral Agent may proceed by a suit or suits at law or in equity to foreclose on and to sell any or all of the Pledged Collateral pursuant to a judgment decree of a court or courts of competent jurisdiction.

               5.1.5 Notices. The remedies herein do not require the Collateral Agent to give any notice except as provided herein or required by mandatory provisions of law.

          5.2 Application of Proceeds. All proceeds realized by the Collateral Agent in respect of any or all of the Pledged Collateral, including the proceeds of any sale thereof or any cash distributed in respect of any of the Pledged Collateral shall be applied against the Secured Obligations in accordance with the Indenture. To the extent permitted by applicable law, Pledgor shall be liable for any deficiency, and any surplus shall be returned by the Collateral Agent to the person or persons legally entitled thereto.

          5.3 Cumulative Remedies. All rights and remedies of the Collateral Agent are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of or to limit or prejudice any other legal or equitable rights or remedies which the Collateral Agent may have.

          5.4  FCC MATTERS.
               (a) If an Event of Default shall have occurred and be continuing, Pledgor shall take any action which the Collateral Agent may request in the exercise of its rights and remedies under this Agreement to transfer and assign to the Collateral Agent, or to such one or more third parties as the Collateral Agent may designate, or to a combination of the foregoing, the Pledged Collateral. To enforce the provisions of this Section 5.4, the Collateral Agent is hereby empowered to seek from the FCC an involuntary transfer of control of any Subsidiary for the purpose of seeking a bona fide purchaser to whom control will ultimately be transferred. If an Event of Default shall have occurred and be continuing, Pledgor hereby agrees to authorize such an involuntary transfer of control upon the request of the Collateral Agent. Upon the occurrence and continuation of an Event of Default, Pledgor shall use its best efforts to assist in obtaining approval of the FCC, if required, for any action or transactions contemplated by this Agreement, including, without limitation, the preparation, execution and filing with the FCC of Pledgor's portion of any application or applications for consent to transfer of control necessary or appropriate under the FCC's rules and regulations for approval of the transfer or assignment of any portion of the Pledged Collateral.

               (b) Pledgor acknowledges that FCC authorization for the transfer of control of the licenses of Pledgor and the subsidiaries is integral to the Collateral Agent's realization of the value of the Pledged Collateral for the benefit of the holders of the Securities, that there is no remedy at law for failure by Pledgor to comply with the provisions of this Section 5.4 and that such failure would not be adequately compensable in damages, and therefore agrees that the agreements of Pledgor contained in this Section 5.4 may be specifically enforced.

               (c) Notwithstanding anything to the contrary contained in this Agreement, the Collateral Agent shall not, without first obtaining approval of the FCC, take any action pursuant to this Agreement which would constitute or result in any change of control of Pledgor or any subsidiary if such change in control would require, under then existing law (including the written rules and regulations of the FCC), the prior approval of the FCC.

               (d) Upon the occurrence and during the continuance of an Event of Default and subject to the other provisions of Section 5, Pledgor consents to the transfer of control or assignment of the Pledged Collateral to a receiver, trustee, transferee, or similar official or to any purchaser of the Pledged Collateral pursuant to any public or private sale, judicial sale, foreclosure or exercise of other remedies available to the Collateral Agent under this Agreement and as permitted by applicable law.

               (e) Notwithstanding anything to the contrary contained in this Agreement, prior to the occurrence of an Event of Default and compliance with all applicable laws by the Collateral Agent, this Agreement and the transactions contemplated hereby do not, will not, and are not intended to, constitute, create or have the effect of constituting or creating, directly or indirectly, actual or practical ownership of Pledgor, any Pledged Company or any of their respective subsidiaries by the Collateral Agent or control, affirmative or negative, direct or indirect, of Pledgor, any Pledged Company or any of their respective subsidiaries, over the management or any other aspect of the operations of Pledgor, any Pledged Company or any of their respective subsidiaries, which ownership and control remain exclusively and at all times in Pledgor, the Pledged Companies and their respective subsidiaries.

                    ARTICLE 6. INDEMNIFICATION AND EXPENSES

          6.1 Indemnification. Pledgor hereby unconditionally covenants and agrees to indemnify, protect, defend and hold harmless the Collateral Agent and all of its past and present officers, directors, shareholders, employees, agents, representatives, subsidiaries, parent and affiliate corporations and successors, underwriters, counsel, and any person controlling any of the foregoing ("Indemnities") from any and all claims, obligations, penalties, liens, liabilities, losses, damages, causes of action (at law or in equity), judgments, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) of any nature whatsoever, including, without limitation, actions asserted against or suffered or incurred by the Collateral Agent, by reason of or as a result of or in connection with or arising out of any breach of this Agreement by Pledgor, any untrue statement of a material fact or omission of a material fact in a registration statement, prospectus or other document (regardless of any investigations made by the Collateral Agent), or Pledgor's defense of any and all claims and demands whatsoever which may be asserted against Pledgor in connection with this Agreement, or any action taken by Pledgor under this Agreement.

          6.2 Expenses. Pledgor shall reimburse the Collateral Agent on demand for all reasonable costs and expenses (including reasonable attorneys' fees and disbursements) incurred by the Collateral Agent in connection with the enforcement of this Agreement or the exercise by the Collateral Agent of its rights or remedies under this Agreement, and all sums owing to the Collateral Agent under this Section 6.2 shall be included in the Secured Obligations and secured by this Agreement.

                            ARTICLE 7. MISCELLANEOUS

          7.1 Notices. Except as otherwise expressly provided in this Agreement, all notices and other communications made or required to be given pursuant to this Agreement shall be in writing and shall be delivered in hand, or sent by telecopier or facsimile and confirmed by letter mailed by United States registered or certified first-class mail, postage prepaid addressed as follows:

          To Collateral Agent:
               IBJ Schroder Bank & Trust Company
               One State Street
               New York, New York  10004
               Attention: Corporate Trust and
                Agency Administration
               Telecopier:  212-858-2952
               Telephone:  212-858-2529

          To Pledgor:
               Geotek Communications, Inc.
               20 Craig Road
               Montvale, New Jersey 07645
               Attention:  General Counsel
               Telecopier:  201-930-9614
               Telephone:  201-930-9305

          Any such notice or demand shall be deemed to have been duly given or made and to have become effective (a) if delivered by hand to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer, and (b) if sent by telecopier or facsimile, at the time of the dispatch thereof, if in normal business hours in the country of receipt, or otherwise at the opening of business on the following business day.

          7.2 Amendments, Supplements and Waivers. No amendment, supplement or waiver of any provision of this Agreement or of any right, power or remedy under this Agreement shall be effective unless made in accordance with Article Nine of the Indenture. No failure by the Collateral Agent to exercise, and no delay by the Collateral Agent in exercising, any right, power or remedy granted under this Agreement shall operate as a waiver of any such right, power or remedy. A waiver of any right, power or remedy to the Collateral Agent on any one occasion shall not be construed as a bar to or waiver of any right, power or remedy on any future occasion.

          7.3 Assignments. This Agreement shall not be assignable in whole or in part by Pledgor.

          7.4 Successors and Assigns. This Agreement inures to the benefit of and binds Pledgor and the Collateral Agent and their respective permitted successors and assigns.

          7.5 Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the State of New York, without giving effect to the principles of conflicts of law.

          7.6 Consent to Jurisdiction. The parties hereto irrevocably consent to the jurisdiction of the courts of the State of New York and any federal court located in such state in connection with any action, suit or proceeding arising out of or relating to this Agreement and irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. Geotek hereby agrees to designate and appoint CT Corporation System as an agent upon whom process may be served in any suit or proceeding based on or arising under this Agreement. Geotek further agrees that service of process upon Geotek, or upon an agent appointed pursuant to the preceding sentence accompanied with written notice of said service to Geotek, as the case may be, mailed by registered mail shall be deemed in every respect effective service of process upon Geotek in any such suit or proceeding. Nothing herein shall affect the Collateral Agent's right to serve process in any other manner permitted by law. Geotek agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

          7.7 Severability. If one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect under applicable law, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. Any such provision shall be applied in the jurisdiction where held invalid to the extent it is legal and shall be applied in full in all other jurisdictions.

          7.8 Headings. The titles and headings of the sections of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of such sections and shall not be used in construing such section.

          7.9 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

          7.10 Waiver of Jury Trial. Pledgor and the Collateral Agent hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement, the Indenture, the Securities or any other Transaction Document, of any course of conduct, course of dealing, statements (whether verbal or written), or actions of Pledgor or the Collateral Agent. This provision is a material inducement for Pledgor and the Collateral Agent entering into this Agreement.

          7.11 Further Assurances and Power of Attorney.

               (a) Subject to the provisions of Section 5.4 hereof, Pledgor agrees to, as promptly as practicable, do such further acts and things, and to execute and deliver such additional assignments, agreements and instruments, as the Collateral Agent may at any time reasonably request in connection with the administration or enforcement of this Agreement or with respect to any or all of the Pledged Collateral, including, without limitation, obtaining necessary governmental approvals referred to herein, in order to assure and confirm to the Collateral Agent its rights, powers and remedies under this Agreement. In connection with such governmental approvals, the Pledgor hereby appoints the Collateral Agent and the Collateral Agent's designees as the Pledgor's attorney-in-fact with power to execute any and all documents, assignments, applications and other instruments necessary for such approvals.

               (b) Pledgor further agrees to do such further acts and things, and to execute and deliver such additional assignments, agreements, instruments and UCC financing statements as the Collateral Agent may reasonably request to create, after the date hereof, in favor of the Collateral Agent, a first priority perfected Lien in any and all assets required to be pledged to the Collateral Agent hereunder, including, without limitation, an account pledge agreement and a blocked account agreement (each in form and substance satisfactory to the Collateral Agent) with respect to the Collateral Account.

          7.12 Security Interest Absolute. All rights of the Collateral Agent and security interests hereunder, and all obligations of the Pledgor under this Agreement, shall be absolute and unconditional irrespective of (i) any lack of validity or enforceability of any Secured Obligations or the Transaction Documents; (ii) the absence of any attempt to collect any of the Secured Obligations from the Pledgor or any other Person or of any other action to enforce the same; (iii) any change of the time, manner or placement of payment, or any other term, of any Secured Obligations; (iv) any exchange, release or non-perfection of any collateral securing payment of any Secured Obligations; (v) any law, regulation or order of any jurisdiction affecting any term of any Secured Obligations or the Collateral Agents' rights with respect thereto; and (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Pledgor, any guarantor or any other person.

          7.13 Reasonable Care. The Collateral Agent shall use its best efforts to exercise reasonable care with respect to the Pledged Collateral in its possession; provided, however, that the Collateral Agent shall be deemed to have exercised reasonable care if such Collateral is accorded treatment substantially comparable to that which the Collateral Agent accords its own property or treatment substantially in accordance with actions requested by Pledgor in writing. It is agreed and understood that the Collateral Agent shall have no responsibility for taking any necessary steps to preserve rights against any Persons with respect to any Collateral.

          7.14 Termination of Agreement; Release of Collateral. Upon the full and final indefeasible payment in full in cash and performance of the Secured Obligations or upon a defeasance of the Securities in accordance with the Indenture, this Agreement, and the covenants contained herein, shall terminate (except for Article 1, Article 6 and Article 7 (other than Sections 7.12, 7.13 and 7.15)) and the Pledged Collateral shall be released by the Collateral Agent to Pledgor and the Collateral Agent shall have no further security interest in the Pledged Collateral. In addition, this Agreement shall terminate (other than Article 1, Article 6 and Article 7 (other than Sections 7.12, 7.13 and 7.15)) and the Pledged Collateral shall be released upon the prior written consent of the holders of at least 66 2/3% of the aggregate principal amount of the Securities then outstanding (the "Requisite Vote") pursuant to a request (a "Collateral Release Request") made by Pledgor to the holders. In the event that Pledgor does not receive the Requisite Vote pursuant to any such Collateral Release Request, Pledgor may, at its option, within five business days after the latest date on which such consents are required to be delivered to Pledgor pursuant to the terms of the Collateral Release Request, make an offer to purchase (a "Collateral Release Repurchase Offer") all of the outstanding Securities at a purchase price of 101.5% of the Accreted Value thereof, plus accrued and unpaid interest, if any, to the date of repurchase. Upon the consummation of such Collateral Release Repurchase Offer, this Agreement automatically shall terminate and the Pledged Collateral shall be released. If Pledgor shall at any time make a Collateral Release Request, Pledgor shall pay to the voting holders an amount in cash equal to .50% of the Accreted Value on such date as provided in the Indenture. Any Collateral Release Request shall be made as provided in the Indenture. Upon such termination, the Collateral Agent shall promptly reassign and redeliver (or cause to be reassigned and redelivered) to Pledgor, or to such person or persons as Pledgor shall designate or to whomever may be lawfully entitled to receive such surplus, against receipt, such of the Pledged Collateral (if any) as shall not have been sold or otherwise applied by the Collateral Agent pursuant to the terms hereof and shall still be held by it hereunder, together with appropriate instruments of reassignment and release. Any such reassignment shall be without recourse upon or warranty by the Collateral Agent (other than a warranty that the Collateral Agent has not assigned or delivered the Pledged Collateral so reassigned and redelivered or its rights and interests hereunder to any other person) and at the expense of Pledgor.

          In addition, in the event (a) that any Pledged Collateral is sold and the Net Cash Proceeds thereof are applied in accordance with the terms of
Section 4.12 of the Indenture entitled "Disposition of Proceeds of Asset Sales," (b) any Pledged Collateral is transferred to a subsidiary of Geotek in accordance with Section 4.1.10 hereof, (c) Geotek sells Pledged Collateral consisting of up to 75,000 shares of common stock of EGAC hereafter acquired by it in conjunction with the exercise of options to purchase such common stock to be issued to certain members of management of EGAC, or (d) any Pledged Collateral is otherwise transferred in a transaction permitted by this Agreement and the Indenture, the Collateral Agent shall release the Liens in favor of the Collateral Agent in the Pledged Collateral so sold or transferred; provided, that the Collateral Agent shall have received from Geotek an Officers' Certificate and an Opinion of Counsel that such Collateral has been sold or transferred in accordance with the terms hereof. To the extent that any Pledged Collateral is sold and the Net Cash Proceeds thereof are applied in accordance with the terms of Section 4.12 of the Indenture, the Net Cash Proceeds resulting from the sale or other disposition of such Pledged Collateral shall, to the extent permitted by law (including any necessary FCC approval in regard to any radio licenses), be immediately deposited in an account (the "Collateral Account") subject to a first priority perfected Lien in favor of the Collateral Agent, and Pledgor shall cause any non-cash proceeds from such sale or other disposition (including securities) received by Pledgor or a subsidiary to immediately become subject to a first priority perfected Lien in favor of the Collateral Agent.

          Within 180 days after consummation of any sale or disposition of Pledged Collateral, Pledgor shall apply 100.0% of the Net Cash Proceeds resulting from such sale or disposition to (i) the purchase of Replacement Assets, provided, that, when acquired, such Replacement Assets are subject to a first priority perfected Lien in favor of the Collateral Agent, or (ii) the acquisition or formation of a subsidiary, provided, that, when acquired or formed, all of the outstanding Capital Stock of such subsidiary is subject to a first priority perfected Lien in favor of the Collateral Agent; provided, that if Pledgor does not apply such Net Cash Proceeds in accordance with
(i) or (ii) above, such Net Cash Proceeds shall remain in the Collateral Account and not be released until the obligations of Pledgor under the Indenture and the Securities have been discharged, this Agreement shall have otherwise been terminated (other than Article 1, Article 6 and Article 7 (other than Sections 7.12, 7.13 and 7.15)) or until distributed to the holders of the Securities as Excess Proceeds. Subject to the proviso in the preceding sentence, amounts in the Collateral Account shall be released
(i) upon the purchase of Replacement Assets, (ii) upon the acquisition or formation of a subsidiary, all of whose Capital Stock has been pledged to the Collateral Agent or (iii) when distributed to the holders of the Securities as Excess Proceeds.

          7.15 Terms of this Agreement Control. The parties hereto agree and acknowledge that Article 4 of this Agreement contains certain covenants that are more restrictive on Pledgor and its subsidiaries than certain of the covenants contained in the Indenture. The parties hereto agree that if any provisions of this Agreement shall be more restrictive on Pledgor or conflict with any provisions of the Indenture, then the provisions of this Agreement shall be controlling, subject to, the termination of this Agreement pursuant to Section 7.14 hereof.

          IN WITNESS WHEREOF, the Collateral Agent and the Pledgor have duly executed this Agreement as of the day and year first above written.

                       PLEDGOR:

                       GEOTEK COMMUNICATIONS, INC.

                       By: /s/ Yoram Bibring
                           ----------------------------
                         Name:  Yoram Bibring
                         Title: Chief Financial Officer

                       COLLATERAL AGENT:

                       IBJ SCHRODER BANK & TRUST COMPANY

                       By: /s/ Barbara McCluskey
                           ----------------------------
                         Name:  Barbara McCluskey
                         Title: Asst. Vice President

                                   SCHEDULE I

1.        Shares of Common Stock of Geotek Acquisition Corp.

Registered                    Certificate              Number of
Holder                          Number                  Shares
- ------                          ------                  ------
Geotek Communications, Inc.          2                     100

2.        Shares of Common Stock of Geotek Subsidiary Industries, Inc.

Registered                    Certificate              Number of
Holder                          Number                  Shares
- ------                          ------                  ------
Geotek Communications, Inc.          2                      10

3.        Shares of Common Stock of U.S.I. Venture Corp.

Registered                    Certificate              Number of
Holder                          Number                  Shares
- ------                          ------                  ------
Geotek Communications, Inc.         22                  57,500

4.        Shares of Common Stock of Metro Net Systems, Inc.

Registered                    Certificate              Number of
Holder                          Number                  Shares
- ------                          ------                  ------
Geotek Industries, Inc.              1                     100

5.        Shares of Common Stock of PowerSpectrum, Inc.

Registered                    Certificate              Number of
Holder                          Number                  Shares
- ------                          ------                  ------
Geotek Communications, Inc.          1                   1,000